Exhibit 99.1

The Coca-Cola Company Completes Acquisition of Costa from Whitbread PLC

Coca-Cola Adds Global Coffee Platform with Potential for Future Growth and Expansion

ATLANTA and DUNSTABLE, BEDFORDSHIRE, ENGLAND, Jan. 3, 2019 – The Coca-Cola Company today announced that it has completed the acquisition of Costa Limited from Whitbread PLC. The $4.9 billion transaction follows approval from regulatory authorities in the European Union and China.

The acquisition was first announced on Aug. 31, 2018.

Costa, which has operations in more than 30 countries, gives Coca-Cola a significant footprint in the global coffee business. Worldwide, the coffee segment is growing 6% annually. Costa has a scalable platform across multiple formats and channels, from the existing Costa Express vending system to opportunities to introduce ready-to-drink products.

“We see great opportunities for value creation through the combination of Costa’s capabilities and Coca-Cola’s marketing expertise and global reach,” said James Quincey, CEO of The Coca-Cola Company. “Our vision is to use the strong Costa platform to expand our portfolio in the growing coffee category.”

“We wish our friends and colleagues at Costa all the very best for their future success,” said Alison Brittain, Whitbread Chief Executive. “Whitbread acquired Costa 23 years ago, when it had only 39 shops. Costa has grown to become a leading, international coffee brand, and Coca-Cola is the right partner to take Costa to the next stage of expansion.”

For more information, see the original announcements about the transactions:

•                       Coca-Cola press release: https://www.coca-colacompany.com/press-center/press-releases/coca-cola-to-acquire-costa

•                       Coca-Cola investor presentation: https://s22.q4cdn.com/984101753/files/doc presentations/2018/02.-Presentation-FINAL.pdf

•                       Whitbread press release: https://www.whitbread.co.uk/media/press-releases/2018/31-08-2018

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brands, our portfolio includes some of the world’s most valuable beverage brands, such as AdeS soy-

based beverages, Ayataka green tea, Costa coffee, Dasani waters, Del Valle juices and nectars, Fanta, Georgia coffee, Gold Peak teas and coffees, Honest Tea, innocent smoothies and juices, Minute Maid juices, Powerade sports drinks, Simply juices, smartwater, Sprite, vitaminwater and ZICO coconut water. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at Coca-Cola Journey at www.cocacolacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

The fairlife® brand is owned by fairlife LLC, our joint venture with Select Milk Producers Inc. Products from fairlife are distributed by our company and certain of our bottling partners.

About Whitbread PLC

Whitbread PLC is the owner of the UK’s favourite hotel chain, Premier Inn, as well as restaurant brands, Beefeater, Brewers Fayre, Table and Bar + Block.

Whitbread employs over 35,000 people in over 1,200 Premier Inn hotels and restaurants across the UK, serving over five million customers every month. Premier Inn currently operates one hotel in Frankfurt with plans to grow the brand to over 30 hotels in Germany by 2020/21.

At Whitbread we are committed to being a force for good in the communities in which we operate. Our Sustainability programme, ‘Force for Good’ is focused on enabling people to live and work well and is built around three pillars of Opportunity, Community and Responsibility.

In the year ended 2 March 2018, Whitbread PLC reported an 6.1% increase in Group Revenue to £3.3 billion and Underlying Profit before tax of £591 million up 4.5%*.

Whitbread PLC is listed on the London Stock Exchange and is a constituent of the FTSE 100. It is also a member of the FTSE4Good Index.

*these figures include revenue and profits from the previously held Costa business

Contacts:

Coca-Cola

•      Media: Scott Leith, +1 404.676.8768

•      Investors and Analysts: Tim Leveridge, +1 404.676.7563

Costa

•      Media: Esme Knight, +44 (0) 7885 822 964

Whitbread

•      Media: Anna Glover, +44 (0) 7768 917 651

•      Investors and Analysts: Matt Johnson, +44 (0) 7848 146 761